                                                                     EXHIBIT 3.6



                                Third Amendment
                                      To
                    First Amended and Restated Agreement of
                            Limited Partnership of
                            NATIONAL REALTY, L.P.,
                        a Delaware Limited Partnership


              SYNTEK ASSET MANAGEMENT, L.P., a Delaware limited partnership (hereinafter "Syntek"), the sole general partner of NATIONAL REALTY, L.P., a Delaware limited partnership (hereinafter the "Partnership"), pursuant to the authority granted to Syntek by Paragraph 15.2.19(i) of the First Amended and Restated Agreement of Limited Partnership, dated as of January 29, 1987, as amended as of May 14, 1990 (the "First Amendment") and December 18, 1998 (the "Second Amendment") (hereinafter the "Partnership Agreement"), by this Third Amendment hereby amends the Partnership Agreement in the following respects:

                   (i) A new definition to Paragraph 2 is added to read as follows:

                         "ART Group" means (a) Syntek, (b) Syntek Asset
Management, Inc., a Texas corporation, (c) American Realty Trust, Inc., a Georgia corporation, (d) Basic Capital Management, Inc., a Nevada corporation,
(e) BCM Holdings, Inc., a Nevada corporation, (f) ART Holdings, Inc., a Nevada corporation, (g) Gene E. Phillips, (h) William S. Friedman and (i) any other person or persons listed, or required to be listed, on Schedule 13D filings made by American Realty Trust, Inc. related to ownership in the Partnership.

                   (ii) A new Paragraph 9.17 shall be added to the Partnership Agreement to read as follows:

                         9.17 Adjustment in Fee Calculations for Fees Paid to
                   Prior General Partners. Notwithstanding anything else in this Paragraph 9 or this Agreement, no General Partner shall be entitled to a fee if a prior General Partner already received such fee or had its general partner interest under Paragraphs
                   17.9 and 17.10 repurchased based on the inclusion of such fee. In such case, the General Partner shall only be entitled to fees based on the amount of the increase over the amount for which fees were already paid to the prior General Partner. For purposes of determining the amount owed under Paragraph 17.10 of this Agreement, prior to the set-off required by Paragraph 17.9.6 of this Agreement, this Paragraph 9.17 shall be ignored. An example of this Paragraph
                   9.17 is set forth below

                        A prior General Partner is involuntarily removed as
                   General Partner. Upon such removal, such General Partner's interest is purchased by the Partnership for $25,000,000 under the calculations made in Paragraph 17.10. The components included in such calculation were as follows:

                   Paragraph 9.4 fees                   $ 7,000,000
                   Paragraph 9.8.1 fees                  12,000,000
                   Repurchase of 1.99% interest           6,000,000
                                                        -----------
                        in the Partnership and
                        and National Operating, L.P.

                        Total                           $25,000,000
                                                        ===========

                        Provided that the successor General Partner upon taking
                   office has purchased its 1.99% interest in the Partnership and National Operating, L.P. from the Partnership and National Operating, L.P., then, the successor General Partner shall not receive any fees under either Paragraphs
                   9.4 and 9.8.1 until the Partnership's activities have resulted (through actual sales or actual distributions and not through deemed sales or deemed distributions) in $19,000,000 of fees that would have been paid to the General Partner under Paragraphs 9.4 and 9.8.1, but for this Paragraph 9.17. Once the $19,000,000 threshold (the "Threshold Amount") has been met, the successor General Partner shall be entitled to receive fees under Paragraphs
                   9.4 and 9.8.1 on a current basis based on actual sales and actual distributions for amounts above the Threshold Amount.

                        Assume further that at the time of the General
                   Partner's removal above, the General Partner owed the Partnership $30,000,000, such that at the time of removal, the General Partner was required to repay the Partnership $5,000,000 ($25,000,000 owed by the Partnership to the General Partner under Paragraph 17.10 minus $30,000,000 owed by the General Partner to the Partnership). The fact that the General Partner owed the Partnership $5,000,000 shall not reduce the Threshold Amount.

                   (iii) Paragraph 17.9 of the Partnership Agreement shall be amended in its entirety to read as follows:

                   17.9   Purchase of General Partner's Interest

                   17.9.1 Upon Syntek's ceasing to be General Partner, Syntek shall not have its interest in the Partnership repurchased.

              17.9.2 If, after Syntek ceases to be General Partner, a General Partner of the Partnership voluntarily ceases to be General Partner (e.g., by resignation or through the merger of the Partnership into another entity in which the ART Group, or the ART Group's affiliates, are the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of more than 10% of such entity prior to such merger or 25% or more of the entity immediately after such merger ["Voluntary Merger"]), such General Partner shall not have its interest in the Partnership repurchased.

              17.9.3 If, after Syntek ceases to be General Partner, a General Partner of the Partnership involuntarily ceases to be General Partner (e.g., by court order, by removal by the limited partners or by merger, other than a Voluntary Merger), such General Partner shall have its interest in the Partnership repurchased. In such a case, such General Partner's interest in (i) the Partnership, as set forth in Paragraph 11 of this Agreement; and (ii) the fees and other compensation to be paid under Paragraph 9 of this Agreement, shall both be purchased by the Partnership for a purchase price equal to the aggregate fair market value of such General Partner's interest in such items determined according to the provisions of Paragraph 17.10 of this Agreement. The purchase price of such interest, after the offsets required by Paragraph 17.9.5 (the "Net Amount"), shall be paid by the Partnership to such General Partner in the form of an unsecured promissory note in the principal amount of the Net Amount, with interest at 10 percent per annum payable monthly and principal and interest amortized over a period of 36 months in equal consecutive installments.

              17.9.4 For the purposes of this Paragraph 17.9, if the General Partner is an affiliate of Syntek or the ART Group and Syntek or the ART Group control the vote on the removal of the General Partner, the removal of the General Partner by the limited partners of the Partnership shall be considered "voluntary" rather than "involuntary" and therefore, upon such removal, such affiliate General Partner shall not have its interest in the Partnership repurchased.

              17.9.5 Nothing in this Paragraph 17.9 shall remove the General Partner's obligations, either under (i) Paragraph 5.1.2 of this Agreement or
(ii) to repay any other loans to the Partnership, including, but not limited to the promissory note to be assumed by the successor General Partner to Syntek related to repayment of the amounts set forth in paragraph 10 of that Agreement for Cash Distribution and Election of Successor General Partner, dated as of July 15, 1998, among Syntek, the Partnership and the National Realty L.P. Oversight Committee (finally approved by the Court on October 23, 1998).

              17.9.6 A successor General Partner that succeeds to the office of General Partner after one or more prior General Partner(s) have had such General Partner(s)' interest in the Partnership purchased under this Paragraph 17.9, shall be entitled to have such successor General Partner's interest purchased on the terms set forth in Paragraphs 17.9.1 through 17.9.5 above; however, the amount owed to any successor General Partner shall be set-off by any amounts paid by the Partnership to any prior General Partner(s). An example is set forth below:

     A prior General Partner unaffiliated with Syntek or the ART Group is removed by the limited partners. Upon such removal, such General Partner's interest is purchased by the Partnership for $25,000,000 under the calculations made in Paragraph 17.10. However, the General Partner owed the Partnership $13,000,000 pursuant to Paragraph 5.1.2 of this Agreement and $12,000,000 pursuant to the amounts set forth in Paragraph 17.9.5(ii) above, for a total of $25,000,000. Accordingly, upon such removal, such amounts were netted, resulting in neither a payment from the Partnership nor the General Partner. Two years later, a new General Partner is involuntarily removed and under the new calculations in Paragraph 17.10, the payment for the purchase of the new General Partner's interest is calculated to be $30,000,000, prior to the set-off in Paragraph 17.9.6. Therefore, upon the new General Partner involuntarily ceasing to be the General Partner, the new General Partner's interest shall be repurchased by the Partnership for a payment of $5,000,000 ($30,000,000 Paragraph 17. 10 calculation minus a $25,000,000 set off for the amounts previously paid to the prior General Partner) minus the amount of any outstanding loans from the Partnership to the General Partner.






[The rest of this page left intentionally blank.]

              IN WITNESS WHEREOF, Syntek has executed this Third Amendment to the First Amended and Restated Agreement of Limited Partnership as of the __________ day of December, 1998.



                                        SYNTEK ASSET MANAGEMENT, L.P., a
                                        Delaware limited partnership


                                        By:  SYNTEK ASSET MANAGEMENT, INC.
                                             a Texas corporation, as managing
                                             general partner



                                        By   /s/ Randall M. Paulson
                                           ----------------------------------
                                             Randall M. Paulson, President

                                        By   /s/ Gene E. Phillips
                                           ----------------------------------
                                             Gene E. Phillips, General Partner



STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)

              On this 18 day of December, 1998, before me, Kristi Hedgcoxe, a
                      --                                   ---------------
Notary Public in and for the State of Texas, personally appeared Randall M. Paulson, personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument on behalf of Syntek Asset Management, L.P., and acknowledged to me that said partnership executed it.




[SEAL APPEARS HERE]                             /s/ Kristi Hedgcoxe
                                             ----------------------------------
                                             Notary Public, State of Texas




My Commission Expires:

February 4, 2002
---------------------------

STATE OF TEXAS       (S)
                     (S)
COUNTY OF DALLAS     (S)


              On this 18 day of December, 1998, before me, Kristi Hedgcoxe, a
                      --                                   ---------------
Notary Public in and for the State of Texas, personally appeared Gene E. Phillips, personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument on behalf of Syntek Asset Management, L.P., and acknowledged to me that said partnership executed it.



                                               /s/ Kristi Hedgcoxe
[SEAL APPEARS HERE]                          ---------------------------------
                                             Notary Public, State of Texas



My Commission Expires:

February 4, 2002
------------------------